UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 9, 2009

UNIVISION COMMUNICATIONS INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-12223	95-4398884
(Commission File Number)	(IRS Employer Identification No.)

605 Third Avenue, 12th Floor

New York, NY 10158

(Address of principal executive offices)

(212) 455-5200

(Registrant’s telephone number, including area code)

No Change

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1. Indenture and 12% Senior Secured Notes due 2014

Overview. On July 9, 2009 (the “Issue Date”), Univision Communications Inc. (the “Company”) issued $545 million aggregate principal amount of its 12% Senior Secured Notes due 2014 (the “Notes”) under an indenture, dated as of July 9, 2009 (the “Indenture”), among the Company, the guarantors named therein and Wilmington Trust FSB, as trustee (the “Trustee”). The Notes were sold pursuant to a purchase agreement dated June 25, 2009 among the Company, the guarantors named therein and Deutsche Bank Securities Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, Mizuho Securities USA Inc. and Credit Suisse Securities (USA) LLC, as representatives of the several purchasers, at a price of 90.756% of their par value. A copy of the Indenture is filed herewith as Exhibit 4.1. The Company used the net proceeds from the sale of the Notes along with cash on hand to pay the consideration for its validly tendered 7.850% Senior Secured Notes due 2011 (the “2011 Notes”), plus fees and expenses relating thereto, pursuant to its previously announced tender offer and consent solicitation.

The Notes will mature on July 1, 2014. The Company will pay interest on the Notes on January 1 and July 1 of each year, commencing on January 1, 2010. Interest on the Notes will accrue at a rate of 12% per annum and be payable in cash.

Guarantees. All of the Company’s domestic subsidiaries that guarantee the obligations under the Company’s senior secured credit facilities jointly and severally and unconditionally guarantee the Notes on a senior secured basis. The Notes and the related guarantees will be initially secured by first priority lien subject to permitted liens on substantially all of the Company’s and the guarantors’ property and assets that secure the Company’s obligations under its senior secured credit facilities.

Ranking. The Notes are the Company’s senior secured obligations and rank equally in right of payment with all of the Company’s existing and future senior debt, except that the Notes are effectively senior to its existing and future unsecured senior obligations to the extent of the value of the assets securing the Notes and the guarantees. The Notes and the related guarantees are effectively subordinated to any obligations that are secured by any of the Company’s assets that are not part of the collateral for the Notes and the related guarantees, as applicable to the extent of the value of the assets securing such obligations. In addition, the Notes and the related guarantees are effectively subordinated to any obligations of the Company’s subsidiaries that are not guarantors of the Notes.

Security Documents. The Company, the guarantors named therein and Deutsche Bank AG, New York Branch, as the collateral agent (the “Collateral Agent”), have entered into, and expect to enter into in the future, security documents that define the terms and the security interests that secure the Notes and the guarantees with respect to the collateral. The collateral agreement, dated July 9, 2009, among the Company, the guarantors named therein and the Collateral Agent is filed herewith as Exhibit 10.1. The Trustee and the Collateral Agent and the administrative agent and the collateral agent under the Company’s senior secured credit facilities have also entered into an intercreditor agreement as to the relative priorities of their respective security interest in the assets securing the Notes and the borrowings under the senior secured credit facilities and other first priority lien secured debt and certain other matters relating to the administration of security interests.

Offer to Purchase; Open Market Purchases. The Company is not required to make any sinking fund payments with respect to the Notes. However, under certain circumstances, the Company may be required to offer to purchase Notes as described under “Change of Control” and “Asset Sale Proceeds” below. The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption. The Company may redeem some or all of the Notes at any time before July 1, 2011 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest to the redemption date and a premium equal to the greater of (i) 1% of the principal amount of the Notes redeemed on the redemption date and (ii) the excess, if any, of (a) the present value at the redemption date of (A) the redemption price of such Notes at July 1, 2011 (such redemption price being set forth in the table below), plus (B) all required interest payments due on such Notes through July 1, 2011 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate as of the redemption date plus 50 basis points, over (b) the principal amount of such Notes on the redemption date.

On or after July 1, 2011, the Notes may be redeemed, at the Company’s option, in whole or in part, at any time from time to time at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on July 1 of each of the years indicated below:

Year	Percentage
2011	106.000%
2012	103.000%
2013 and thereafter	100.000%

In addition, until July 1, 2011, the Company may, at its option, redeem up to 35% of the then outstanding aggregate principal amount of the Notes at a redemption price equal to 112% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more equity offerings to the extent such net cash proceeds are contributed to the Company; provided that at least 50% of the sum of the aggregate principal amount of the Notes originally issued under the Indenture and any additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of such redemption; provided further that each such redemption occurs within 180 days of the date of closing of each such equity offering.

The Company may provide in such notice that payment of the redemption price and performance of its obligations with respect thereto may be performed by another person.

Change of Control. If the Company experiences a change of control (as defined in the Indenture), it will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Asset Sale Proceeds. If the Company or its subsidiaries engage in certain Asset Sales (as defined in the Indenture), the Company generally must either re-invest the net cash proceeds from such sales in its business within a specific period of time, prepay certain of its or the guarantors’ secured debt or debt of non-guarantors or make an offer to purchase a principal amount of the Notes and certain other debt equal to the excess net cash proceeds. The purchase price of the Notes will be 100% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase.

Covenants. The Indenture contains covenants limiting the Company’s ability and the ability of its restricted subsidiaries to, among other things:

•	incur additional debt or issue certain preferred stock;

•	pay dividends or make distributions on the Company’s capital stock or redeem, repurchase or retire the Company’s capital stock or subordinated debt;

•	make certain investments;

•	create liens on the Company’s or its subsidiary guarantors’ assets to secure debt;

•	create restrictions on the payment of dividends or other amounts to the Company from its restricted subsidiaries that are not guarantors of the Notes;

•	enter into transactions with affiliates;

•	merge or consolidate with another person or sell or otherwise dispose of all or substantially all of the Company’s assets;

•	sell assets, including capital stock of the Company’s subsidiaries; and

•	designate the Company’s subsidiaries as unrestricted subsidiaries.

No Registration Rights. Holders of the Notes do not have the benefit of any exchange or registration rights.

Events of Default. The Indenture also provides for customary events of default, including, without limitation, payment defaults, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgment defaults in excess of specified amounts, the failure of any guaranty by a significant party to be in full force and effect and if security interest on the collateral ceases to be in full force and effect, except as otherwise permitted under the Indenture, the security documents and the intercreditor agreement, or is declared invalid or unenforceable. If any such event of default occurs, it may permit or require the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes issued under the Indenture to be due and payable immediately.

2. Supplemental Indenture to the Indenture Governing the 2011 Notes

On July 9, 2009, as contemplated by the terms of the Company’s cash tender offer for the 2011 Notes and consent solicitation as detailed in the Company’s offer to purchase and consent solicitation statement and a related letter of transmittal, each dated as of June 10, 2009, the Company entered into a first supplemental indenture (the “Supplemental Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “2011 Trustee”), to an indenture, dated as of July 18, 2001 (as amended and supplemented to date, the “2011 Indenture”), among the Company, the guarantors named therein and the 2011 Trustee and the related officers’ certificate, dated July 18, 2001. A copy of the Supplemental Indenture is filed herewith as Exhibit 4.2.

The Supplemental Indenture amends the 2011 Indenture to allow the Company (other than during the existence of an event of default under the 2011 Indenture) to eliminate the liens covenant in the 2011 Indenture at its option, and to release the collateral relating to the 2011 Notes. The amendment also eliminates the incurrence of subordinated indebtedness covenant and the sale and leaseback transactions covenant and waives the applicability of the liens covenant in the 2011 Indenture as to the Notes. The amendment also eliminates the reporting covenant, and, as a result, the Company will no longer publicly file annual, quarterly and current reports with the Securities and Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Section 1 of Item 1.01 are incorporated by reference to this Item 2.03.

Item 8.01	Other Events.

Tender Offer and Consent Solicitation

On July 9, 2009 the Company announced that its tender offer to purchase up to $500 million aggregate principal amount of its outstanding 2011 Notes and consent solicitation for consents to certain proposed amendments to the 2011 Indenture expired at 12:00 midnight, New York City time, on July 8, 2009 (the “Expiration Time”). Holders of $492.6 million aggregate principal amount of the outstanding 2011 Notes (approximately 98.5%) validly tendered their 2011 Notes and have validly delivered the requisite consents for the proposed amendments prior to the Expiration Time, of which, holders of $491.4 million aggregate principal amount of the outstanding 2011 Notes (approximately 98.3%) validly tendered their 2011 Notes and validly delivered their consents for the proposed amendments prior to the expiration of the early tender time of 5:00 pm, New York City time, on June 23, 2009 (the “Early Tender Time”). A copy of the Company’s press release announcing the expiration of the tender offer is furnished herewith as Exhibit 99.1.

The Company has accepted all validly tendered 2011 Notes for payment. Holders of 2011 Notes validly tendered prior to the Early Tender Time received the total consideration of $1,000 per $1,000 principal amount of the 2011 Notes, which includes a consent payment of $30 per $1,000 principal amount of the 2011 Notes, plus any accrued and unpaid interest up to, but not including, the settlement date. Holders of the 2011 Notes validly tendered after the Early Tender Time but on or prior to the Expiration Time received the tender offer consideration of $970 per $1,000 principal amount of the 2011 Notes, plus any accrued and unpaid interest up to, but not including, the settlement date. The Company paid the total consideration or the tender offer consideration, as applicable, on July 9, 2009.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of July 9, 2009, among Univision Communications Inc., the guarantors named therein and Wilmington Trust FSB, as trustee

4.2	First Supplemental Indenture, between Univision Communications Inc. and The Bank of New York Mellon, as trustee

10.1	Collateral Agreement, dated as of July 9, 2009, among Univision Communications Inc., the guarantors named therein and Deutsche Bank AG, New York Branch, as collateral agent

99.1	Press Release, dated July 9, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2009	UNIVISION COMMUNICATIONS INC.

	By:	/s/ Peter Lori
	Name:	Peter Lori
	Title:	Senior Vice President & Chief Accounting Officer & Corporate Controller